Exhibit 99

PPG Industries
PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com
News
Media:
Mark Silvey
PPG Corporate Communications
(1)412-434-3046
silvey@ppg.com

Investors:
Scott Minder
PPG Investor Relations
(1)412-434-3466
sminder@ppg.com

PPG reports third quarter sales and earnings

•	Third quarter net sales increased 6 percent in local currencies versus prior year.

•	Net sales were down 2 percent versus prior year, including unfavorable foreign currency translation of 8 percent.

•	Third quarter record adjusted earnings per diluted share from continuing operations of $1.61 grew 14 percent year-over-year.

•	Cash deployment continued; aggregate purchase price for closed acquisitions was more than $400 million and share repurchases totaled $500 million year-to-date.

•	Cash and short-term investments totaled approximately $1.4 billion at quarter-end.

PITTSBURGH, Oct. 15, 2015 - PPG Industries (NYSE:PPG) today reported third quarter 2015 net sales from continuing operations of $3.87 billion, versus the prior-year figure of $3.94 billion. Net sales in local currencies increased by 6 percent, or approximately $250 million, year-over-year, which included a 7 percent contribution from acquisition-related sales offset by lower sales volume of less than 1 percent. Unfavorable foreign currency translation reduced year-over-year net sales by about 8 percent, or about $310 million.

Third quarter 2015 reported net income from continuing operations was $433 million, or $1.59 per diluted share, and adjusted net income from continuing operations was $439 million, or $1.61 per diluted share, establishing a new third quarter record for the company. Net income from continuing operations for the third quarter 2015 includes after-tax charges for pension windups and transaction-related costs totaling $6 million, or 2 cents per diluted share.

Third quarter 2014 reported net income from continuing operations was $377 million, or $1.35 per diluted share, and adjusted net income from continuing operations was $394 million, or $1.41 per diluted share. Net income from continuing operations for the third quarter 2014 included after-tax asset-divestiture gains of $73 million, or 26 cents per diluted share, and after-tax charges for an increase to legacy environmental reserves of $86 million, or 30 cents per diluted share, for transaction-related costs of $2 million, or 1 cent per diluted share, and pension windups of $2 million, or 1 cent per diluted share.

“We have continued to deliver strong year-over-year growth in adjusted earnings per share, with results up 14 percent,” said Michael H. McGarry, PPG president and chief executive officer. “Our third-quarter performance was achieved despite the impact of unfavorable foreign currency translation, which was more than offset by the continued benefit of our acquisitions, including consistently strong performance of Comex, ongoing and aggressive cost-management actions and continued cash deployment.

“Sales volumes declined by less than 1 percent year-over-year, reflecting overall moderation in global economic conditions during the quarter and transitory customer inventory management. Our Industrial Coatings segment sales volumes grew, supported by continued volume improvement in all major regions for automotive OEM coatings, partly offset by a slight decline in general industrial demand, similar to the prior sequential quarter. Our Performance Coatings segment sales volumes declined, with lower architectural coatings demand due to a weaker Canadian economy and inventory management by most U.S. and Canadian national retail customers as we approached the end of a modest architectural painting season,” McGarry commented.

“Regionally, we achieved higher sales volumes in Europe, with trends slightly ahead of the previous quarter as we continue to see broader, incremental improvement in that region. Year-over-year sales volumes grew in Asia as well, with softness and customer destocking early in the quarter followed by demand improvement later in the quarter. Sales volumes in the U.S. and Canadian markets were lower year-over-year, primarily due to customer inventory management. South American demand weakened in comparison to the previous quarter and year-over-year,” McGarry said.

“Looking ahead, we anticipate a resumption of volume growth in our fourth quarter supported by continued global economic expansion, the absence of customer destocking and the benefit of including Comex in our organic-growth figures following the acquisition’s anniversary,” McGarry said. “Additionally, we continue to have a variety of PPG-specific earnings drivers that are not directly tied to the pace of the economy. These include the benefits of our previously announced restructuring actions, the attainment of remaining synergies from the ongoing integration of our acquisitions, and the ongoing effects of our continued cash deployment. Also, as we have done at PPG for many years, we will continue to proactively manage our cost structure to meet current demand trends. Further, based on current foreign-exchange rates and our business seasonality, we expect the negative impact of foreign currency translation will begin to moderate somewhat in the fourth quarter,” McGarry said.

“Finally, we remain committed to earnings-accretive cash deployment. Year-to-date, we have completed six business acquisitions with an aggregate purchase price of more than $400 million and repurchased about $500 million in PPG stock. We had previously announced a cash-deployment target of $1.5 billion to $2.5 billion focused on acquisitions and share repurchases for the combined calendar years 2015 and 2016. We are now targeting at least $2.0 billion to $2.5 billion over that time period,” McGarry concluded.

At the end of the third quarter, PPG reported approximately $1.4 billion of cash and short-term investments, down from $3.0 billion in the prior-year quarter due to cash-deployment actions. During the quarter, the company repurchased about $150 million, or about 1.5 million shares, of PPG stock. Year-to-date, the company has repurchased about $500 million in PPG stock, in comparison with a 2014 year-to-date figure of $450 million. PPG has approximately $1.2 billion remaining of its current share-repurchase authorization, which was approved in 2014.

Third Quarter 2015 Reportable Segment Financial Results

•
Performance Coatings segment net sales for the quarter were $2.24 billion, down less than 1 percent year-over-year. Acquisition-related sales, including Comex and several smaller acquisitions, added about $210 million to net sales, or about 9 percent over the prior-year quarter. Unfavorable foreign currency translation reduced net sales year-over-year by about $190 million, or about 8 percent, and segment sales volumes declined by 3 percent. Organic sales growth continued in aerospace and automotive refinish coatings, aided by growing market demand and continued customer adoption of innovative PPG technologies. Architectural coatings - EMEA (Europe, Middle East and Africa) organic sales were flat versus the prior year. Architectural coatings - Americas and Asia Pacific sales volumes declined by a high-single-digit percentage, reflecting regional demand weakness in Canada and the transitory impact of inventory-management measures by most national retail customers and independent distributors in the U.S. and Canada. Protective and marine coatings sales volumes improved slightly over the prior year, with protective coatings gains offset by weaker marine-related demand. Segment income was $379 million, up $34 million, or 10 percent, year-over-year, aided by acquisitions coupled with improved operating and cost performance. Unfavorable foreign currency translation reduced segment income by about $25 million from the prior year. In local currencies, segment income grew 17 percent year-over-year.

•
Industrial Coatings segment net sales for the quarter were $1.35 billion, down 3 percent year-over-year. Segment sales volumes grew by 2 percent year-over-year, consistent with the previous sequential quarter. Acquisition-related sales for the quarter added about $50 million to segment sales but were more than offset by unfavorable foreign currency translation, which reduced net sales by 8 percent, or approximately $110 million, year-over-year. The automotive original equipment manufacturer (OEM) coatings business delivered higher sales volumes in North America, Europe and Asia, growing in aggregate by a mid-single-digit percentage year-over-year, which was consistent with the previous sequential quarter and exceeded the global quarterly industry growth rate of approximately 1 percent. Sales volumes in the industrial coatings and specialty coatings and materials businesses declined by about 2 percent year-over-year, matching prior-quarter performance, as global industrial demand remained tepid. Packaging coatings volumes exceeded those for the prior-year quarter by a mid- to high-single-digit percentage, including benefits from initial industry adoption of new PPG can coatings technologies. Total segment income for the quarter was $241 million, up $1 million year-over-year. This increase was driven by the earnings impact from higher sales volumes and manufacturing cost improvements, partly offset by approximately $15 million in unfavorable foreign currency. In local currencies, segment income grew 7 percent year-over-year.

•
Glass segment net sales were $278 million for the quarter, down $5 million, or 2 percent, year-over-year. Improved pricing in both glass businesses was offset by the impact of unfavorable foreign currency translation, which affected net sales by about $10 million. Segment sales volumes improved by a low-single-digit percentage year-over-year, driven by growing North American fiber glass demand that was offset by the absence of sales stemming from the divestiture of a flat glass facility in 2014. Segment income was $32 million, down $1 million from the prior year as favorable pricing was offset by facility-outage-related costs, higher year-over-year pension expense and $5 million of unfavorable foreign currency. In local currencies, segment income grew 12 percent year-over-year.

Aggregate corporate and other legacy expenses for the quarter declined by about $10 million year-over-year, primarily due to the impact of lower variable and stock-based compensation costs.

For the third quarter 2015, the adjusted effective tax rate from continuing operations was 24.5 percent, versus 24.0 percent for the third quarter 2014, principally due to the inclusion of Comex acquisition-related net income.

PPG: BRINGING INNOVATION TO THE SURFACE.™
PPG Industries' vision is to be the world’s leading coatings company by consistently delivering high-quality, innovative and sustainable solutions that customers trust to protect and beautify their products and surroundings. Through leadership in innovation, sustainability and color, PPG provides added value to customers in construction, consumer products, industrial and transportation markets and aftermarkets to enhance more surfaces in more ways than does any other company. Founded in 1883, PPG has global headquarters in Pittsburgh and operates in more than 70 countries around the world. Reported net sales in 2014 were $15.4 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com and follow @PPGIndustries on Twitter.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 1 p.m. ET today, Oct. 15. The company will hold a conference call to review its third quarter 2015 financial performance today at 2 p.m. ET. The dial-in numbers are: in the United States, 800-884-5695; international, +1-617-786-2960; passcode 27730166. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available today, Oct. 15, beginning at approximately 7 p.m. ET, through Oct. 22 at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 888-286-8010; international, +1-617-801-6888; passcode 92070038. A Web replay also will be available on the PPG Investor Center at www.ppg.com, beginning at approximately 4:30 p.m. ET today, Oct. 15, 2015, through Thursday, Oct. 13, 2016.

Forward-Looking Statements
Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG’s operations, as discussed in PPG’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, the realization of anticipated cost savings from restructuring initiatives, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, and the unpredictability of existing and possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the Securities and Exchange Commission does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in PPG’s 2014 Form 10-K are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity. Forward-looking statements speak only as of the date of their initial issuance, and PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG Industries believes investors' understanding of the company's operating performance is enhanced by the disclosure of net income, earnings per diluted share and the effective tax rate adjusted for nonrecurring charges. PPG's management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis. Net income and earnings per diluted share adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for net income or earnings per diluted share or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income, earnings per diluted share and the effective tax rate may not be comparable to similarly titled measures as reported by other companies.

The following is a reconciliation of reported and adjusted net income, earnings per diluted share and the effective tax rate for the third quarter:

Regulation G Reconciliation - Net Income, Earnings per Diluted Share and Effective Tax Rate
($ in millions, except per-share amounts)

	Third Quarter 2015		Third Quarter 2014
	$	EPS	$	EPS
Reported net income from continuing operations	$433	$1.59	$377	$1.35
Charges:
Transaction-related costs	1	—	2	0.01
Pension windups	5	0.02	2	0.01
Increase to legacy environmental reserves	—	—	86	0.30
Gain:
Gain on asset dispositions	—	—	(73)	(0.26)
Adjusted net income from continuing operations, excluding nonrecurring items	$439	$1.61	$394	$1.41

	Third Quarter 2015			Third Quarter 2014
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$581	$142	24.4%	$499	$116	23.2%
Transaction-related costs	1	—	33.1%	4	2	37.6%
Charges for pension windups	7	2	26.7%	2	—	26.7%
Increase to legacy environmental reserves	—	—	—	138	52	37.6%
Gain on asset dispositions	—	—	—	(116)	(43)	37.6%
Adjusted effective tax rate, continuing operations	$589	$144	24.5%	$527	$127	24.0%

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
CONDENSED STATEMENT OF OPERATIONS (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014

Net sales	$3,872	$3,935	$11,634	$11,653
Cost of sales, exclusive of depreciation and amortization	2,150	2,229	6,498	6,626
Selling, R&D and administrative expenses	1,009	1,061	3,118	3,192
Depreciation	92	87	271	260
Amortization	33	32	99	93
Interest expense (Note A)	31	47	94	142
Interest income	(10)	(13)	(31)	(38)
Restructuring charge	—	—	140	—
Gains from asset dispositions	—	(116)	—	(116)
Environmental remediation charge	—	138	—	138
Asbestos settlement - net	3	3	9	9
Other income - net (Note B)	(17)	(32)	(27)	(48)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	581	499	1,463	1,395
Income tax expense	142	116	356	330
Income from continuing operations, net of income taxes	439	383	1,107	1,065
(Loss)/Income from discontinued operations, net of income taxes	—	(6)	1	1,005
Net income attributable to the controlling and noncontrolling interests	439	377	1,108	2,070
Less: Net income attributable to noncontrolling interests	(6)	(6)	(16)	(51)
NET INCOME (ATTRIBUTABLE TO PPG)	$433	$371	$1,092	$2,019

Amounts attributable to PPG:
Income from continuing operations, net of income tax	$433	$377	$1,091	$1,047
(Loss)/Income from discontinued operations, net of income tax (Note C)	—	(6)	1	972
Net income (attributable to PPG)	$433	$371	$1,092	$2,019

Earnings per common share (attributable to PPG)
Income from continuing operations, net of income tax	$1.60	$1.36	$4.00	$3.78
(Loss)/Income from discontinued operations, net of income tax	—	(0.02)	0.01	3.50
Net income (attributable to PPG)	$1.60	$1.34	$4.01	$7.28

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of income tax	$1.59	$1.35	$3.97	$3.74
(Loss)/Income from discontinued operations, net of income tax	—	(0.02)	0.01	3.47
Net income (attributable to PPG)	$1.59	$1.33	$3.98	$7.21

Average shares outstanding	271.1	276.4	272.2	277.4

Average shares outstanding - assuming dilution	273.1	279.4	274.4	280.2

Note A:
Interest expense for the nine months ended September 30, 2015 is lower than the comparable prior year period, principally as a result of the debt refinancing completed in the 4th quarter of 2014.

Note B:
Income/(loss) from discontinued operations, net of tax includes the historical operating results of PPG's former interest in the Transitions Optical joint venture and sunlens business that were sold March 31, 2014. The income from discontinued operations of $1 million for the nine months ended September 30, 2015 is due to a change in estimated taxes related to the divestitures.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
CONDENSED STATEMENTS OF OPERATIONS (unaudited)

The condensed statements of operations include the impact of items that are not expected to recur ("non-recurring items") on a quarterly basis. The tax benefit related to these items are as follows:

	Three Months Ended September 30		Nine Months Ended September 30
($ in millions)	2015	2014	2015	2014

Income tax expense on pre-tax income from continuing operations includes tax benefits related to the following:
Transaction-related costs	$—	$2	$10	$4
Business restructuring charge	—	—	34	—
Pension settlement losses	2	—	2	2
Increase to legacy environmental reserves	—	52	—	52
Asset dispositions	—	(43)	—	(43)
Total	$2	$11	$46	$15

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	September 30	September 30	December 31
	2015	2014	2014
Current assets:
Cash and cash equivalents	$1,015	$2,648	$686
Short-term investments	399	570	497
Receivables - net	3,062	2,968	2,815
Inventories	1,841	1,905	1,825
Other	975	987	1,027
Total current assets	$7,292	$8,898	$6,850

Current liabilities:
Short-term debt and current portion of long-term debt	$302	$394	$481
Asbestos settlement	765	773	821
Accounts payable and accrued liabilities	3,703	3,729	3,574
Total current liabilities	$4,770	$4,896	$4,876

Long-term debt	$4,250	$2,954	$3,544

PPG OPERATING METRICS (unaudited)
($ in millions)
	September 30	September 30	December 31
	2015	2014	2014
Operating Working Capital (a)
Amount	$2,678	$2,754	$2,454
As a percent of quarter sales, annualized	17.3%	17.5%	16.5%

(a) Operating working capital includes (1) receivables from customers, net of allowance for doubtful accounts, (2) inventories and (3) trade liabilities.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014

Net sales
Performance Coatings	$2,240	$2,257	$6,705	$6,607
Industrial Coatings	1,354	1,395	4,105	4,208
Glass	278	283	824	838
TOTAL	$3,872	$3,935	$11,634	$11,653

Segment income
Performance Coatings	$379	$345	$1,052	$966
Industrial Coatings	241	240	745	728
Glass	32	33	99	48
TOTAL	652	618	1,896	1,742

Items not allocated to segments
Interest expense, net of interest income	(21)	(34)	(63)	(104)
Transaction-related costs	(1)	(4)	(31)	(10)
Business restructuring charge	—	—	(140)	—
Legacy (Note A)
Environmental remediation charge	—	(138)	—	(138)
Gains from asset dispositions	—	116	—	116
Other legacy	(14)	(3)	(32)	(24)
Corporate	(35)	(56)	(167)	(187)
INCOME BEFORE INCOME TAXES	$581	$499	$1,463	$1,395

Note A:
Legacy items include current costs related to former operations of the company, including pension and other postretirement benefit costs, certain charges for legal matters and environmental remediation costs, and certain charges that are considered to be unusual or nonrecurring including the earnings impact of the proposed asbestos settlement. Legacy items also include equity earnings from PPG's approximately 40 percent investment in the former automotive glass and services business.

Bringing innovation to the surface is a trademark and the PPG Logo is a registered trademark of PPG Industries Ohio, Inc.